Integrated Management Information, Inc. 8-K
Exhibit 2.1

PURCHASE AND EXCHANGE AGREEMENT

Between

IMI Global, Inc.

and

International Certification Services, Inc.

Dated February 29, 2012,
But effective as of the close of business on December 31, 2011

TABLE OF CONTENTS

ARTICLE I	REPRESENTATIONS, COVENANTS, AND WARRANTIES OF International Certification Services, Inc.
1.01                      Organization
1.02                      Capitalization
1.03                      Subsidiaries and Predecessor Corporations
1.04                      Financial Statements
1.05                      Information
1.06                      Options or Warrants
1.07                      Absence of Certain Changes or Events
1.08                      Title and Related Matters
1.09                      Litigation and Proceedings
1.10                      Contracts
1.11                      Material Contract Defaults
1.12                      No Conflict With Other Instruments
1.13                      Governmental Authorizations
1.14                      Compliance With Laws and Regulations
1.15                      Insurance
1.16                      Approval of Agreement
1.17                      Material Transactions or Affiliations
1.18                      Labor Relations
1.19                      ICS Schedules
1.20                      Bank Accounts; Power of Attorney
1.21                      Valid Obligation

ARTICLE II	REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IMI Global, Inc.
2.01                      Organization
2.02                      Ownership of Shares
 2.03                      Public Information
2.04                      Governmental Authorizations
2.05                      Approval of Agreement
2.06                      Valid Obligation
2.07                      IMI Stock Price
2.08                      Restrictive Legend Removal

ARTICLE III          PLAN OF EXCHANGE
3.01                      The Purchase and Exchange
3.02                      Closing
3.03                      Closing Events

ARTICLE IV          SPECIAL COVENANTS
4.01                      Access to Properties and Records
4.02                      Delivery of Books and Records
4.03                      Third Party Consents and Certificates
4.04                      IMI Shareholder Meeting
4.05                      Consent of the ICS Shareholders
4.06                      Designation of Directors and Officers
4.07                      Exclusive Dealing Rights
4.08                      Actions Prior to Closing
4.09                      Indemnification- Buyer’s Claims
4.10                      Indemnification – Seller’s Claims
4.11                      Indemnifications – Caps and Baskets

ARTICLE V           CONDITIONS PRECEDENT TO OBLIGATIONS OF IMI Global, Inc.
5.01                      Accuracy of Representations and Performance of Covenants
5.02                      Officer's Certificates
5.03                      No Material Adverse Change
5.04                      Good Standing
5.05                      Approval by the ICS Shareholders
5.06                      No Governmental Prohibitions
5.07                      Consents
5.08                      Shareholder Agreements
5.09                       Employment Agreement
5.10                       Long-term Lease
5.11                      Other Items.

ARTICLE VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF International Certification Services, Inc. AND International Certification Services, Inc. Shareholders
6.01                      Good Standing
6.02                      No Governmental Prohibition
6.03                      No Changes to Operations.

ARTICLE VII        MISCELLANEOUS
7.01                      Brokers
7.02                      Governing Law
7.03                      Notices
7.04                      Attorney's Fees
7.05                      Confidentiality
7.06                      Public Announcements and Filings
7.07                      Schedules; Knowledge
7.08                      Third Party Beneficiaries
7.09                      Expenses
7.10                      Entire Agreement
7.11                      Survival; Termination
7.12                      Counterparts
7.13                      Amendment or Waiver
7.14                      Best Efforts

PURCHASE AND EXCHANGE AGREEMENT

THIS PURCHASE AND EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 29th day of February, 2012, but effective as of the close of business on December 31, 2011,, by and between IMI Global, Inc., a Colorado corporation (hereinafter referred to as "IMI" or the “Purchaser”) and International Certification Services, Inc. a North Dakota corporation (hereinafter referred to as "ICS" or the “Company”) and each of Christina Dockter, an individual, Fred Kirschenmann, an individual, Robert Simmons, an individual, Ellen Cooke, an individual, James Deese, an individual, Annie Kirschenmann, an individual, and the other individuals listed on Schedule 1.00 attached hereto (each a “Shareholder” and collectively the “Shareholders”).  The Company and the Shareholders are hereinafter referred to collectively as the “Sellers”.  Purchaser and the Sellers are hereinafter referred to collectively as the “Parties”.

Premises

WHEREAS, IMI is a publicly held corporation organized under the laws of the State of Colorado and provides comprehensive web-based applications for verification and identification, as well as related consulting services

WHEREAS, ICS is a privately held corporation organized under the laws of North Dakota and is engaged primarily in organic certification services to growers, processors, manufacturers and traders:

WHEREAS, the constituent corporations desire to enter into an agreement pursuant to which IMI will acquire 60% of the issued and outstanding securities of ICS in exchange for the payment of $350,000 in cash (the “Cash” Consideration”) and the issuance of $70,000 of IMI common stock (the “Shares”) of IMI, subject to adjustment, the (“Stock Consideration”) (the "Purchase and Exchange") on the terms described herein; and

WHEREAS, IMI and ICS desire to set forth the terms of the Purchase and Exchange;

NOW THEREFORE, on the stated premises, and for and in consideration of the mutual covenants and agreements hereinafter set forth, and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

TERMS AND CONDITIONS
ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ICS

As an inducement to, and to obtain the reliance of IMI, except as set forth on the ICS Schedules (as hereinafter defined), ICS and the Material Shareholders (“Material Shareholders” means Ellen Cooke, James Deese, Christina Dockter, Annie Kirschenmann, Fred Kirschenmann, Deb Rettig and Robert Simmons) represent and warrant as follows:

Section 1.01                                Organization. ICS is a corporation duly organized, validly existing, and in good standing under the laws of the State of  North Dakota and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in ICS Schedule1.01 are complete and correct copies of the Certificate of Incorporation and Bylaws of ICS as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of ICS’s Certificate of Incorporation or Bylaws. ICS has taken all actions required by law, its Certificate of Incorporation and Bylaws, or otherwise to authorize the execution and delivery of this Agreement. ICS has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, Bylaws, and otherwise to consummate the transactions herein contemplated.

Section 1.02                                Capitalization. The authorized capitalization of ICS consists of 25,000 shares of common stock, no par value, of which 2671 are currently issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03                                Subsidiaries and Predecessor Corporations. ICS does not have any predecessor corporation(s) or subsidiaries, other than Sustainable Business Services, LLC, and does not own, beneficially or of record, any shares of any other corporation.

Section 1.04                                Financial Statements.

(a)           Included in ICS Schedules (as Schedule 1.04) are (i) the accountant prepared balance sheets and the related statements of operations, cash flows and shareholders’ equity of ICS as of and for the years ended December 31, 2009 and 2010, and the management prepared balance sheet and related statement of operations and cash flows for the years ended December 31, 2010 and 2011.

(b)            the financial statements for the year ended December 31, 2011 have been prepared in accordance with generally accepted accounting principles (GAAP) while the financial statements for the years ended December 31, 2009 and 2010 were prepared on the a tax basis method. GAAP shall mean generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with the Company’s historic practices and methods, provided that standards of materiality applicable to the business shall be employed without regard to standards of materiality used by the Company in prior periods, and provided further, that the Company’s historic practices and methods shall not be consistently applied to the extent that they are not in accordance with GAAP. The ICS balance sheets present a true and fair view as of the dates of such balance sheets of the financial condition of ICS.  ICS did not have, as of the dates of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared in accordance with GAAP, but are not so reflected, and all assets reflected therein are properly reported and present fairly the value of the assets of ICS in accordance with GAAP..

(c)            ICS has no liabilities with respect to the payment of any federal taxes, and to the best of Sellers’ knowledge has no liability with respect to any state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable. For all purposes under this Agreement, “Knowledge” shall mean actual knowledge which includes an awareness of information, positive or negative, personal knowledge based on one’s observations, and constructive knowledge which by the application of reasonable care or diligence, a person should have known.

(d)           To the best of the Shareholders’ knowledge, ICS has filed all income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e)           To the best of the Shareholders’ knowledge, the books and records, financial and otherwise, of ICS are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(f)           All of ICS’s assets are reflected on its financial statements, and, except as set forth in ICS Schedule1.04 or the financial statements of ICS, ICS has no material liabilities, direct or indirect, matured or un-matured, contingent or otherwise.

Section 1.05                                Information. The information concerning ICS set forth in this Agreement and in the ICS Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, ICS has fully disclosed in writing to IMI (through this Agreement or the ICS Schedules) all information relating to matters involving ICS or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $5,000 liability or diminution in value, (ii) have led or may lead to a material competitive disadvantage on the part of ICS or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on ICS, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06                                Options or Warrants. Except as disclosed on Schedule 1.06,there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued ICS shares, except options, warrants, calls or commitments, if any, to which ICS is not a party and by which it is not bound.

Section 1.07                                Absence of Certain Changes or Events. Except as set forth in this Agreement or in ICS Schedule 1.07, since September 30, 2011:

(a)           there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of ICS or (ii) any damage, destruction, or loss to ICS (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of ICS.;

(b)           ICS has not (i) amended its Certificate of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to  share-holders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of ICS; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)           ICS  has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent ICS balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $2,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $2,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of ICS; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury units); and

(d)            To the Knowledge of the Seller, ICS has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of ICS. For all purposes of the Agreement, “Knowledge of the Sellers” (or words of like effect) when used to qualify a representation, warranty or other statement, shall mean the actual knowledge of any officer, director or Shareholder of the Company.

Section 1.08                                Title and Related Matters.  ICS has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent ICS balance sheet or acquired after that date (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business) free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. Except as set forth in   Schedule 1.08, ICS owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, all properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent ICS balance sheet and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with ICS’ business. Except as set forth in the ICS Schedule 1.08, no third party has any right to, and ICS has not received any notice of infringement of or conflict with asserted rights of others with respect to any property, assets, product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of ICS or any material portion of its properties, assets, or rights.

Section 1.09                                Litigation and Proceedings.  Except as set forth in ICS Schedule 1.09, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of ICS after reasonable investigation, threatened by or against ICS or affecting ICS or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. ICS does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

 Section 1.10                                Contracts.

(a)           Except as included or described in the ICS Schedule 1.10(a), there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which ICS is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least two thousand dollars ($2,000));

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which ICS is a party or by which its properties are bound and which are material to the operations of ICS taken as a whole are valid and enforceable by ICS in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c)           ICS is not a party to or bound by, and the properties of ICS are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of ICS; and

(d)           Except as included or described in ICS Schedule 1.10(d) or reflected in the most recent ICS balance sheet, ICS is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which ICS is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $2,000 in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of ICS.

Section 1.11                                Material Contract Defaults. ICS is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of ICS and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which ICS has not taken adequate steps to prevent such a default from occurring.

Section 1.12                                No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which ICS is a party or to which any of its properties or operations are subject.

Section 1.13                                Governmental Authorizations. Except as set forth in ICS Schedule 1.13, ICS has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by ICS of this Agreement and the consummation by ICS of the transactions contemplated hereby. For all purposes of the Agreement, “Government” shall mean any federal, state, local, municipal, or foreign government and any department, commission, board, bureau, agency, instrumentality, unit, taxing authority, or judicial authority thereof. The Material Shareholders also covenant that the licenses and accreditations are not impacted by this transaction, or if they are, all efforts will be made by the Material Shareholders to effect the transfer or re-instatement of all licenses and accreditations.

Section 1.14                                Compliance With Laws and Regulations. Except as set forth in Schedule 1.14, to the Knowledge of Seller, ICS has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of ICS or except to the extent that noncompliance would not result in the occurrence of any material liability for ICS.

Section 1.15                                Insurance.  Except as disclosed in Schedule 1.15, all of the properties of ICS are fully insured for their full replacement cost.

Section 1.16                                Approval of Agreement. The board of directors of ICS has already authorized the execution and delivery of this Agreement by ICS and has approved this Agreement and the transactions contemplated hereby, and will recommend to the ICS Shareholders that the Purchase and Exchange Agreement be accepted by them.

Section 1.17                                Material Transactions or Affiliations. Set forth in ICS Schedule1.17 is a description of every contract, agreement, or arrangement between ICS and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by ICS to own beneficially, 5% or more of the issued and outstanding Shares of ICS and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the ICS Schedules or otherwise disclosed herein, no officer, director, or 5% Shareholder of ICS has, or has had since inception of ICS, any known interest, direct or indirect, in any transaction with ICS which was material to the business of ICS. There are no commitments by ICS, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.18                                Labor Relations. ICS has not had work stoppage resulting from labor problems. To Knowledge of the Seller, no union or other collective bargaining organization is organizing or attempting to organize any employee of ICS.

Section 1.19                                ICS Schedules. ICS has delivered to IMI the following schedules, which are collectively referred to as the " ICS Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of ICS as complete, true, and correct as of the date of this Agreement in all material respects:
(a) Schedule 1.00 containing a list indicating the name and address of each shareholder of ICS together with the number of shares owned by each respective Shareholder:

(b)           Schedule 1.01 containing complete and correct copies of the Certificate of Incorporation, and Bylaws of ICS in effect as of the date of this Agreement;

(c)           Schedule 1.04 containing the financial statements of ICS identified in paragraph 1.04(a);

(d)            Schedule 1.07 setting forth a description of any material adverse change in the business, operations, property, inventory assets or condition of ICS since September 30, 2011 required to be provided pursuant to Section 1.07 hereof:

(e)           Schedule 1.08 containing a description of all real property owned by ICS, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

(f)           Schedule 1.09 containing a list of all causes of action, lawsuits, proceedings or investigations and the information required under Section 1.09:

(g)           Schedule 1.10(a) containing a copy of all material contracts, agreements, franchises, licenses, debt instruments or other commitments required to be disclosed pursuant to Section 1.10(a);

(h)           Schedule 1.10(d) containing a copy of all benefit plans, employment agreements, profit sharing plans, bonus plans, deferred compensation plans, stock options or any other benefit plan required to be disclosed pursuant to Section 1.10(d):

(i)           Schedule 1.13 containing copies of all licenses, permits, and other governmental authorizations (or requests or applications there-for) pursuant to which ICS carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of ICS);

(j)           Schedule 1.19(j) lists the accounts receivable and notes and other obligations receivable of ICS as of December 31, 2011, or thereafter other than in the ordinary course of business of ICS, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which are in the aggregate material and due to or claimed by such debtor.

(k)           Schedule 1.19(k) lists the accounts payable and notes and other obligations payable of ICS as of December 31, 2011, or that arose thereafter other than in the ordinary course of the business of ICS, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by ICS respecting such obligations;

(l)           Schedule 1.17 containing a list of all material transactions with affiliates of ICS:

(m)           Schedule 1.20 containing a list of all bank accounts, or similar accounts, and such other information as required by Section 1.20:

(n)           Schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the ICS Schedules by Sections 1.01 through 1.18.

ICS shall cause the ICS Schedules and the instruments and data delivered to IMI hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by ICS. ICS shall have until February 14, 2012 to provide such schedules.

Section 1.20                                Bank Accounts; Power of Attorney. Set forth in Schedule 1.20 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by ICS within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of ICS, (b) all safe deposit boxes and other similar custodial arrangements maintained by ICS within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from ICS or who are otherwise authorized to act on behalf of ICS with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 1.21                                Valid Obligation. This Agreement and all agreements and other documents executed by ICS in connection herewith constitute the valid and binding obligation of ICS, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding there or may be brought.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IMI

As an inducement to, and to obtain the reliance of ICS and the ICS Shareholders, except as set forth in the IMI Schedules (as hereinafter defined), the IMI represents and warrants as follows:

Section 2.01                                Organization.  IMI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of IMI’s certificate of incorporation or bylaws. IMI has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and IMI has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.  IMI is a publicly traded corporation trading on the “Pink Sheets” under the symbol “INMG.”  IMI is not, and has never been, a “shell company” issuer identified in, or subject to, Rule 144(i).

Section 2.02                                Ownership of Shares.  As of the Closing Date, the ICS Shareholders will become the record and beneficial owners of fifty-percent of the Shares. The balance of the Shares, which will be fixed as of the Closing Date, will be held in Escrow for a period of eighteen months following the Closing Date to support any indemnification claims by IMI for breach of ICS’ representations, warranties and covenants under this Agreement. The Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws.  The Shares constitute duly and validly issued shares of IMI and are fully paid and non-assessable.

Section 2.03                                Public Information.  Because IMI is a publicly traded corporation, it is obligated to file reports pursuant to the Securities and Exchange Act of 1934. Each ICS Shareholder hereby represents that they or their advisor has reviewed such information as contained at “SEC.gov,(  click on company filings and enter the name IMI) and been given the opportunity to ask such questions of IMI management as they deemed necessary before consenting to this transaction.

(a)           The books and records, financial and otherwise, of IMI as filed with the United States Securities and Exchange Commission are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices such that such financial statements that the referenced financial statements may be audited by a PCAOB auditing firm under Regulation S-X promulgated by the Securities and Exchange Commission and available to be utilized in connection with appropriate filings under the Securities Exchange Act of 1934, as amended.

Section 2.04.                                Governmental Authorizations. IMI has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by IMI of this Agreement and the consummation by IMI of the transactions contemplated hereby.

Section 2.05.                                Approval of Agreement. The board of directors of IMI has authorized the execution and delivery of this Agreement by IMI and has approved this Agreement

Section 2.06                                Valid Obligation.  This Agreement and all agreements and other documents executed by IMI in connection herewith constitute the valid and binding obligation of IMI, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding there for may be brought.

Section 2.07                                IMI Stock Price.   During the four weeks prior to the Closing Date, IMI warrants that it will not purchase or sell any of its stock, nor will IMI in any way influence the price of its stock, except in IMI’s normal conduct of business.

Section 2.08                                Restrictive Legend Removal.   IMI warrants that it will authorize the removal of the restrictive legend on the IMI shares, as referenced in Section 3.01(g), as soon as allowable under federal regulations and the terms of the Shareholder Agreement.

ARTICLE III
PLAN OF PURCHASE AND EXCHANGE

Section 3.01                                The Purchase and Exchange.

(a)           On the Closing Date, the ICS Shareholders shall sell, transfer, and assign 60% of the fully diluted shares in ICS to Purchaser, free and clear of any liens, and Purchaser shall purchase, accept, and assume the share consideration to the ICS Shareholders on the Closing Date, the cash by wire transfer to the ICS Shareholder’s bank accounts, and the Shares by physical delivery.  Purchaser shall also deliver on the Closing Date the other 50% of the Stock Consideration to a third party escrow account (the “Escrow Account”), subject to a mutually agreeable escrow agreement (the “Escrow Agreement”).

The ICS Shareholders understand that the Shares will be issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws and except as set forth below, the Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, ASAMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  Certificates evidencing the Shares shall not be required to contain the legend set forth above or any other legend (i) while a registration statement (including a Registration Statement) covering the resale of such Securities is effective under the 1933 Act, (ii) following any sale of such Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such Securities are eligible to be sold, assigned or transferred under Rule 144 (provided that a holder provides IMI with reasonable assurances that such Shares are eligible for sale, assignment or transfer under Rule 144 which shall  include an opinion of counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that such holder provides IMI with an opinion of counsel to such holder, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the 1933 Act or (v) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, IMI shall no later than ten (10) Trading Days following the delivery by a holder to IMI or the transfer agent (with notice to IMI aggregate number of shares of Common Stock to which such holder shall be entitled to such holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if IMI’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to such holder, a certificate representing such Shares that is free from all restrictive and other legends, registered in the name of such holder or its designee.  IMI shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of Shares or the removal of any legends with respect to any Shares in accordance here with. At the Closing, each ICS Shareholder shall, on surrender of his certificate or certificates representing such ICS Shares to IMI, or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Shares. Upon consummation of the transaction contemplated herein, assuming participation by all of the ICS Shareholders, sixty percent (60%) of the Shares of ICS shall be held by IMI.

Section 3.02                                Closing.  The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") but not later than  February 29, 2012, subject to the right of ICS or IMI to extend such Closing Date by up to an additional thirty (30) days. Such Closing shall take place at a mutually agreeable time and place. Notwithstanding the Closing Date, the transaction contemplated by this Agreement, shall be effective as of the close of business on December 31, 2011.

Section 3.03                                Closing Events.   At the Closing, IMI, ICS and each of the ICS Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), to the Escrow Agent, any and all certificates, opinions, Buy-Sell Agreements, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Upon satisfaction of the terms of the Escrow Agreement, the Escrow Agent shall deliver the aforementioned materials, except for fifty-percent of the shares which will be held eighteen months, to insure compliance with the representations and warrantees contained in this Agreement. For all purposes, the value of the IMI shares  held by the Escrow Agent will be the value established in Section 3.01 (b). .

ARTICLE IV
SPECIAL COVENANTS

Section 4.01                                Access to Properties and Records.  ICS will each afford to the officers and authorized representatives of the IMI full access during usual business hours to the properties, books and records of ICS in order that each may have a full opportunity to make such reasonable investigation as IMI shall desire, and ICS will furnish IMI with such additional financial and operating data and other information as to the business and properties of ICS as IMI shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), ICS shall provide IMI with quarterly internally prepared and unaudited financial statements.

Section 4.02                                Delivery of Books and Records. At the Closing, ICS shall deliver to IMI the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of ICS now in the possession of ICS or its representatives.

Section 4.03                                Third Party Consents and Certificates. IMI and ICS agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04                                IMI Shareholder Meeting.  IMI shall call a special shareholders meeting to be held subsequent to the Closing Date at which meeting the shareholders of IMI shall be requested to ratify, and IMI's Board of Directors shall recommend ratification of the terms of this Agreement.

Section 4.05                                Consent of ICS’s Shareholders.  ICS shall obtain the consent of all ICS Shareholders to participate in the Exchange, to execute such documents as may reasonably be required, including the  Shareholder Agreements.

Section 4.06                                Designation of Directors and Officers. On or before the Closing Date, ICS shall decrease its board of directors to a total of five (5) directors and appoint John Saunders, Leann Saunders, and Dannette Henning as directors.

Section 4.07                                Exclusive Dealing Rights    Until 5:00 P.M. Central Daylight Time on December 31, 2011, in recognition of the substantial time and effort which IMI has spent and will continue to spend in investigating ICS and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither ICS, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than IMI and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of Shares (including without limitation, any public or private offering of the Shares of ICS) or similar transactions involving ICS (all such transactions being referred to as "ICS Acquisition Transactions"). If ICS receives any proposal with respect to an ICS Acquisition Transaction, it will immediately communicate to IMI the fact that it has received such proposal and the principal terms thereof.

Section 4.08                                Actions Prior to Closing.

(a)           From and after the date of this Agreement until the Closing Date and except as set forth in the ICS Schedules or as permitted or contemplated by this Agreement, ICS  will:

(i)           carry on its business in substantially the same manner as it has heretofore;

(ii)           maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)           maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)           perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)            use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)            fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(vii)            make any changes in its articles of incorporation or bylaws;

(viii)           take any action described in Section 1.07  ;

(ix)             enter into or amend any contract, agreement, or other instrument of any of the types described in ICS’s schedules, except that ICS may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(x)           sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions.

Section 4.09                                Indemnification.- Purchaser Claims

(a)           The Material Shareholders, as defined in the Shareholders Agreement which is incorporated hereby and made a part of this Agreement, jointly , shall indemnify, defend and hold harmless Purchaser, its officers, directors, agents, parent companies, subsidiaries, affiliates and their respective successors, and assigns up to the sum of $420,000 with each individual Material Shareholder’s obligation being limited to the percentage of $420,000 (or less if the claim or award is for less) produced by dividing their respective number of shares immediately prior to the Closing Date by 1975. Shareholders, except the Material Shareholders, shall have no indemnity obligations or like liability under this Agreement.

(i)           any failure by any one or more of the Sellers to carry out any covenant or agreement of such Sellers contained in this Agreement,

(ii)           any knowing misrepresentation or breach of a representation or warranty contained in this Agreement by any one or more of the Sellers;

(iii)           any claim by any Person for any brokerage, finder’s fee or commission in respect of the transactions contemplated herein;

(iv)           any noncompliance by any one or more of the Sellers with any applicable law;

(v)           any claims, liabilities or obligations related to the Excluded Liabilities. Excluded Liabilities shall mean all long-term liabilities except those set forth on Schedule 4.09(v):

(vi)           any claims, liabilities or obligations related to the Business (including claims made by the Company’s employees);

(vii)           any claims, liabilities or obligations related to the Retained Contracts (including any related statutory, common law, or other claims made by the parties to the Retained Contracts against Purchaser);

(viii)           any claims based upon labor, employment, discrimination, breach of contract, or related theories made against Purchaser by any of Company’s employees who were disabled (or claimed to be disabled) as of the Closing Date; or

(b)           The representations and warranties of the Sellers contained in this Agreement shall survive the consummation of the transactions contemplated herein and continue in full force and effect until the three (3) year anniversary of the Closing Date.  Any claims made to any of the Sellers by Purchaser prior to this date shall be valid and enforceable pursuant to the terms of this Agreement.

(c)           Each Purchaser Indemnitee desiring to make a claim for indemnification under Section 4 shall provide written notice thereof to the Sellers as soon as reasonably practical; provided, however, that failure to provide such notice on a timely basis shall not bar such Purchaser Indemnitee’s ability to assert any such claim except to the extent that any one or more of the Sellers are actually prejudiced thereby.  In the event of any claim by any Purchaser Indemnitee under Section 4 relating to any Action filed or otherwise made by any third party (“Third Party Claim”), the Sellers may defend, in good faith and at their expense, by legal counsel chosen by them and reasonably acceptable to such Purchaser Indemnitee, such Third Party Claim, and such Purchaser Indemnitee, at its expense, shall have the right to participate in the defense thereof.  So long as the Sellers are defending in good faith such Third Party Claim, such Purchaser Indemnitee shall not settle or compromise such Third Party Claim.  In any event, such Purchaser Indemnitee shall cooperate in the settlement or compromise of, or defense against, any such Third Party Claim.

        Section 4.10  Indemnification - Seller Claims.

(a)           Purchaser shall defend, indemnify and hold harmless the Sellers, their officers, directors, agents, parent companies, subsidiaries, affiliates and their respective successors, and assigns (the “Seller Indemnitees”), against and from any and all Actions or Damages (including, without limitation, reasonable legal fees and expenses) incurred or suffered by the Seller Indemnitees that result from, relate to, or arise out of:

             (i)     any failure by Purchaser to carry out any covenant or agreement of Purchaser contained in this Agreement;

(ii)            any knowing misrepresentation or breach of a representation or warranty contained in this Agreement by Purchaser;

(iii)           any claim by any Person for any brokerage or finder’s fee or commission in respect of the transactions contemplated herein as a result of Purchaser’s dealings, agreements, or arrangements with such Person;

(iv)           any noncompliance by Purchaser with any applicable law; or

(b)           Subject to the exceptions in Section 2, the representations and warranties of Purchaser contained in this Agreement, other than any which apply to Confidential Information, The Covenant Not to Compete, or similar provisions shall survive the consummation of the transactions contemplated herein and continue in full force and effect until the three (3) year anniversary of the Closing Date.

(c)           Each Seller Indemnitee desiring to make a claim for indemnification under Section 4 shall provide written notice thereof to Purchaser as soon as reasonably practical; provided, however, that failure to provide such notice on a timely basis shall not bar such Seller Indemnitee’s ability to assert any such claim except to the extent that Purchaser is actually prejudiced thereby.  In the event of any claim by any Seller Indemnitee under Section4 relating to any Third Party Claim, Purchaser may defend, in good faith and at its expense, by legal counsel chosen by Purchaser and reasonably acceptable to such Seller Indemnitee, such Third Party Claim, and such Seller Indemnitee, at its expense, shall have the right to participate in the defense thereof.  So long as Purchaser is defending in good faith such Third Party Claim, such Seller Indemnitee shall not settle or compromise such Third Party Claim.  In any event, such Seller Indemnitee shall cooperate in the settlement or compromise of, or defense against, any such Third Party Claim.

Section 4.11                                Indemnification Caps and Baskets.

The indemnification obligations of the Material Shareholders  under Section 4.09 and of Purchaser under Section 4.10 for all Actions or Damages, other than those arising out of or related to (i) fraud, (ii) intentional misrepresentation, (iii) intentional breach of warranty, or (iv) the Excluded Liabilities  (those with a maturity in excess of one year), shall be subject to (i) an aggregate cap of Four Hundred Twenty Thousand Dollars ($420,000.00) (the “Aggregate Cap”), and (ii) an aggregate deductible basket of Ten Thousand Dollars ($10,001) (the “Aggregate Basket”).  Once the Aggregate Basket has been exceeded, the Parties’ indemnity obligations shall cover all amounts included in the Aggregate Basket.

    For any Actions or Damages related to or arising out of fraud, intentional misrepresentation, intentional breach of warranty, no Aggregate Cap or Aggregate Basket shall apply.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF IMI

The obligations of IMI under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01                                Accuracy of Representations and Performance of Covenants. The representations and warranties made by ICS in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). ICS shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by ICS prior to or at the Closing. IMI shall be furnished with a certificate, signed by a duly authorized executive officer of ICS and dated the Closing Date, to the foregoing effect.

Section 5.02                                Officer's Certificate. IMI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ICS to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of ICS threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the ICS Schedules, by or against ICS, which might result in any material adverse change in any of the assets, properties, business, or operations of ICS.

Section 5.03                                No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business, or operations of ICS nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.17. Notwithstanding the foregoing, as of the Closing, ICS will be debt free, and have Net Working Capital of at least $30,000.

Section 5.04                                Good Standing. IMI shall have received a certificate of good standing from the State North Dakota, dated as of a date within ten days prior to the Closing Date certifying that ICS is in good standing as a corporation in the State of .North Dakota

Section 5.05                                Approval by the ICS Shareholders. The Purchase and Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of sixty percent (60%) of the outstanding Shares of ICS. In addition, each ICS shareholder shall execute a Buy-Sell Agreement for the purchase of the balance of his or her shares.

Section 5.06                                No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.07                                Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of ICS after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.08                                Shareholder Agreements.  On the Closing Date,, the Shareholders listed on Schedule 1.00 will enter into a Shareholder Agreement which will contain  non-solicitation  and non-compete  provisions along with a buy-sell provision with IMI, ancillary to this Agreement, which agreements (collectively, the  Shareholder Agreements”) shall be substantially in the Form of Exhibit A attached hereto.

Section 5.09                                Employment Agreement.  On or before the Closing Date, Christina Dockter will enter into an employment agreement (“Employment Agreement”) with IMI, ancillary to this Agreement, in the form of Exhibit B attached hereto. Such Employment Agreement will also contain non-solicitation, non-compete provisions.

Section 5.10                                Long-term Lease.   ICS will maintain its long-term lease for its corporate headquarters in Medina, North Dakota. A true and accurate copy of the lease is attached hereto as Schedule 5.10.

Section 5.11                                Other Items.

(a)           IMI shall have received a list of ICS Shareholders as Schedule 1.00 containing the name, address, and number of Shares held by each ICS Shareholder as of the date of Closing, certified by an executive officer of ICS as being true, complete and accurate; and

(b)           IMI shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as IMI may reasonably require.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF ICS
AND THE ICS SHAREHOLDERS

The obligations of ICS and the ICS Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01                                 Good Standing.   ICS shall have received a certificate of good standing from the Secretary of State of the State of Colorado or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that IMI is in good standing as a corporation in the State of Colorado and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.02                                No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.03                                No Changes to Operations.  IMI agrees that for a period of two years from the Closing, it will:

(a) Operate ICS under its current trade name and from its headquarters in Medina, North Dakota;

(b) Retain all of ICS’s current active employees- at their current compensation and fringe benefits  except if a termination is for cause. For purposes of this Agreement, Cause shall mean exclusively: (1) commission of (a) a felony, (b) a material act or omission constituting dishonest, gross moral turpitude, professional misconduct with respect to the Company or its affiliates, (c) an act constituting fraud against IMI or its affiliates, (d) an unauthorized act that otherwise required the approval of the IMI and/or ICS Board of Directors, (e) illegal drug use, (f) a material violation of any law, regulation or other ordinance applicable to IMI, its affiliates or the business if ICS: (2) poor performance: (3) material violation of the employee policies and/or code of conduct of the Company; or (4) material breach, non-performance or non-observation of any of the terms of the Non- Compete Agreement. For (2) and (3) above, the Company shall first provide thirty (30) days written notice to cure the violation(s) or deficiencies. If such violations or deficiencies are not cured within thirty (30) days the Company may exercise its termination rights. To the extent the Company’s policies and/or procedures contain a required disciplinary meeting, such requirement will apply; and;

(c) For a period of three years from Closing, operate ICS under its current trade names of “International Certification Services” and “ICS”.

ARTICLE VII
MISCELLANEOUS

Section 7.01                                Brokers. IMI and ICS agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. IMI and ICS each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02                                Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of North Dakota. Venue for all matters shall be in Douglas County, Colorado USA, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.03                                Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to IMI, to:                          John Saunders
IMI Global, Inc.
221 Wilcox Avenue, Suite A
Castle Rock, Colorado 80104

With copies to:                     Hank Vanderkam, Esq.
Vanderkam & Associates
406 McGowen Street
Houston, Texas 7700

If to ICS, to:                           Christina Dockter
International Certification Services, Inc.
301 5th Avenue SE
Medina, North Dakota 58467

With copies to:                     Richard P. Anderson, Esq.
Anderson, Bottrell, Sanden & Thompson
4132 30th Avenue South, Suite 100
Fargo, North Dakota 58106

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section  7.04                           Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, each party shall pay their own costs and attorney's fees.

Section 7.05                               Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06                                Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07                                Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.08                                Third Party Beneficiaries. This contract is strictly between IMI and ICS, and, except as specifically provided, no director, officer, stockholder (other than the ICS Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09                                Expenses.  IMI and ICS will each bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Purchase and Exchange or any of the other transactions contemplated hereby.

Section 7.10                               Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11                                Survival; Termination.  Notwithstanding anything to the contrary, the representations, warranties, and covenants, other than any that apply to Confidential Information, the Covenant Not to Compete, or similar provisions. of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of three years.

Section 7.12                                Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement, an electronic signature shall be deemed an original signature.

Section 7.13                               Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14                                Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ATTEST:	IMI Global, Inc.

/s/	By:	/s/ John Saunders
Secretary or Assistant Secretary		John Saunders, CEO & Chairman

ATTEST:	International Certification Services, Inc.

/s/	By:	/s/ Christina Dockter
Secretary or Assistant Secretary		Christina Dockter, President

The undersigned Shareholders of International Certification Services, Inc. hereby agree to participate in the Exchange on the terms set forth above. Each of the Material Shareholders hereby represents and affirms that he/she has read each of the representations and warranties of International Certification Services, Inc. set out in Article I hereof and that, to the best of his/her knowledge, all of such representations and warranties are true and correct.